                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68062

                           Prospectus Supplement No. 2
                      To Prospectus dated September 6, 2001

                                  $175,000,000

                             Brooks Automation, Inc.

                4.75% Convertible Subordinated Notes Due 2008 and
             the Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement no. 2 relates to the resale by the selling securityholders of 4.75% convertible subordinated notes due June 1, 2008, of Brooks Automation, Inc. and the shares of common stock, $.01 par value, of Brooks Automation, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated September 6, 2001 and the prospectus supplement no. 1 dated September 19, 2001, which are to be delivered with this prospectus supplement no. 2. All capitalized terms used but not defined in this prospectus supplement no. 2 shall have the meaning given them in the prospectus.

         The following table contains information as of September 27, 2001, with respect to certain selling securityholders and the principal amount of notes and underlying common stock beneficially owned by each of the selling securityholders listed herein that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling securityholders and may have changed as of the date hereof. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling securityholders or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.


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                                                                                            # OF SHARES OF COMMON
                                                                                                 STOCK TO BE
   NAME OF SELLING      PRINCIPAL AMOUNT                  # OF SHARES OF                     BENEFICIALLY OWNED
    SECURITYHOLDER          OF NOTES                       COMMON STOCK     # OF SHARES      AFTER COMPLETION OF
                          BENEFICIALLY      PERCENTAGE     BENEFICIALLY      OF COMMON        OFFERING AND % OF
                         OWNED THAT MAY      OF NOTES     OWNED PRIOR TO     STOCK THAT         COMMON STOCK
                           BE SOLD($)      OUTSTANDING   THE OFFERING(1)   MAY BE SOLD(1)      OUTSTANDING(2)
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Rockhaven Premier
Dividend Fund(3)            955,000           0.55%           13,598          13,598                  0
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Smithfield Training
Company                      15,000           0.01%              213             213                  0
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Victory Capital
Management(4)               800,000           0.46%           11,391          11,391                  0
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Any other holder of
notes or future
transferee, pledgee
donee or successor(5)(6)
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(1) Assumes conversion of all of the holder's notes at a conversion price of $70.23 a share of common stock. Fractions of a share are not included for the purposes of this calculation. The conversion price will be subject to adjustment as described under "Description of Notes - Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Each selling stockholder listed herein will own less than 1% of the total shares of common stock outstanding upon completion of the offering.


(3) The amount presented herein replaces that reported by the Rockhaven Premier Dividend Fund in the accompanying prospectus dated September 6, 2001.


(4) Victory Capital Management holds the shares as agent for the Victory Convertible Securities Fund.


(5) Information about other selling securityholders will be set forth in prospectus supplements, if required.


(6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


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INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is September 27, 2001